Exhibit 5
Opinion and Consent of Armbrecht Jackson LLP
May 12, 2008
ENERGYSOUTH, INC.
2828 Dauphin Street
Mobile, Alabama 36606
Ladies and Gentlemen:
Reference is made to the Registration Statement on Form S-8 of EnergySouth, Inc. (the “Company”), filed by the Company in connection with the registration of 250,000 shares of common stock, par value $.01 per share, of the Company (the “Common Stock”), to be issued in accordance with the terms of the 2008 Incentive Plan of EnergySouth, Inc. (the “Plan”).
On the basis of such examination of such corporate records, certificates and other documents as we have considered necessary or appropriate for purposes of this opinion, we advise you that, in our opinion, upon due authorization, issuance, delivery and receipt of the consideration therefor in accordance with the provisions of the Plan, and any relevant agreements thereunder, the Common Stock will have been validly issued and will be fully paid and non-assessable.
Our opinion expressed above is limited to the Delaware General Corporation Law and the federal laws of the United States of America.
We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours, Armbrecht Jackson LLP
By	/s/ E. B. Peebles III
E. B. Peebles III